SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                    FILED PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                       DATE OF REPORT: September 13, 1999



                         COMMISSION FILE NUMBER 0-14703


                                NBT BANCORP INC.
             (Exact Name of Registrant as Specified in its Charter)

                               DELAWARE 16-1268674
          (State of Incorporation) (I.R.S. Employer Identification No.)

                  52 SOUTH BROAD STREET NORWICH, NEW YORK 13815
               (Address of Principal Executive Offices)(Zip Code)

       Registrant's Telephone Number, Including Area Code: (607)-337-6000

                                       N/A
          (Former Name or Former Address, If changed since last Report)





There are no exhibits to this Form 8-K.

This report includes a total of 2 pages.

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Item 5 - Other Events

The Management and Board of NBT Bancorp Inc. are pleased to announce the following organizational changes that will redefine and broaden the scope of the company. The Board and Management are confident the changes announced will further enhance the opportunities to grow the company.

Joe Minor, current Executive Vice President and Chief Financial Officer, has been appointed President and Chief Operating Officer of a newly formed subsidiary called NBT Financial Services. Mr. Minor's responsibilities will be to expand the company through acquisition of other financial service providers. He will also assume responsibility of the NBT Bank Trust Department in 2000 in view of John Roberts', current Executive Vice President and Chief Trust Officer, plan to retire at that time.

Martin Dietrich, current Executive Vice President has been appointed President and Chief Operating Officer of NBT Bank, N.A. John Bradley has been promoted to Executive Vice President and Chief Lending Officer and will report to Martin Dietrich.

Michael Chewens has been promoted to Executive Vice President and Chief Financial Officer replacing Joe Minor. Mike's new responsibilities will also include Operations and, in addition, he will remain administratively responsible for the Control Group, which reports directly to the NBT Bancorp Inc. Audit Committee.

Jane Neal has been  promoted to Executive  Vice  President and Director of Human
Resources  and  will  assume  the  Human  Resources   responsibilities  for  all
subsidiaries.

Daryl Forsythe will remain President and CEO of NBT Bancorp Inc. and will assume the Chairman and CEO responsibilities for NBT Financial Services and NBT Bank, N.A. Everett Gilmour will continue as Chairman of NBT Bancorp Inc.

All the above changes were effective September 1, 1999. NBT Bank, N.A., a subsidiary of NBT Bancorp Inc., services nine counties in Central and Northern New York from 36 locations spanning from the Canadian to the Pennsylvania borders. It is a full service community bank providing a broad range of financial products. NBT Bancorp Inc. recently announced the signing of a Definitive Agreement to merge with Lake Ariel Bancorp located in Lake Ariel, PA, the parent company of LA Bank, a $490 million commercial bank with 22 offices in Northeast Pennsylvania. The transaction is expected to close in early 2000 pending stockholder approvals.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized, this 13th day of September, 1999.



                                NBT BANCORP INC.



                              /s/ DARYL R. FORSYTHE
                   By: ______________________________________
                                Daryl R. Forsythe
                      President and Chief Executive Officer